Exhibit 5.5

Capital City Complex, Moscow City Business Centre 8, Presnenskaya Nab., Bldg. 1, Moscow, 123100, Russia Tel.: +7 495 287 44 44, Fax: +7 495 287 44 45 www.gblplaw.com

Limited “General Maritime Crewing”
General Maritime Corporation
299 Park Avenue
New York, NY  10171

June 29, 2010

Re. Opinion Letter in respect to due authorization of the Subsidiary Guarantee of Limited “General Maritime Crewing”

Ladies and Gentlemen,

We have acted as Russian counsel to Limited “General Maritime Crewing”, a limited liability company registered and existing under the laws of the Russian Federation (the “Russian Guarantor”), an indirectly owned subsidiary of General Maritime Corporation, a company organized under the laws of the Republic of the Marshall Islands (the “Company”).

The Company is informed to have filed with the United States Securities and Exchange Commission the Registration Statement on Form S-4, as amended (File No. 333-166280) (the “Registration Statement”), pursuant to which the Company is registering (i) $300,000,000 principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors listed in Schedule 1 hereto (the “Subsidiary Guarantors”) of the Series B Notes. The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009 (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee. Terms and conditions of the Series B Notes are materially identical to those of the Series A Notes.

In this connection we have been asked to prepare this Opinion Letter in respect to due authorization of the Indenture and Subsidiary Guarantee of the Russian Guarantor (the “Subsidiary Guarantee”).

This Opinion Letter is provided in connection with the above mentioned matters only. The matters that have not been explicitly stated above in the immediately preceding paragraph are not covered hereby.

This Opinion Letter relates to and is given under only the laws of the Russian Federation. We express no opinion in this Opinion Letter on or under the laws of any other jurisdiction.

Law firm Goltsblat BLP LLP, part of the Berwin Leighton Paisner (BLP) Group, is a limited liability partnership registered in England and Wales (registered number OC340589). Registered office: Adelaide House, London Bridge, London EC4R 9HA, United Kingdom.

Assumptions

It should be taken into account that while drafting this Opinion Letter we have assumed that:

a)
No application has been presented to a court for the liquidation of the Russian Guarantor on demand of any state or local authority, nor has there been made a decision for voluntary liquidation of the Russian Guarantor;

b)
No application has been filed to a court, and no order has been made by a court, for the start of any insolvency procedures as provided by the Federal Law No. 127-FZ of 26 October 2002 “On insolvency (bankruptcy)”, as further amended, in respect of the Subsidiary;

c)	No administrator in bankruptcy or similar officer has been appointed in relation to the Russian Guarantor, and no notice has been given or filed in relation to the appointment of such an officer;

d)	The scanned copies of the documents provided to us totally coincide with the originals thereof, all the signatures and seals in the furnished documents are authentic;

e)
The documents provided to us remain effective and correct as of the date hereof. The text of these documents has not been expanded to include provisions initiating, modifying or terminating the effect of these documents or part thereof; nor has there been any other documents executed that might have effect on the text of the documents provided;

f)	Mr. Gennadyi Liventsov, being the Director of the Russian Guarantor, had signed and executed the Indenture and Subsidiary Guarantee in sound mind and memory and acted voluntarily without any coercion.

We have made such inquiries and reviewed such documents and records of officers and other representatives of the Russian Guarantor, public officials and others with respect to proceedings involving the liquidation, insolvency or bankruptcy of the Russian Guarantor as we have deemed necessary or appropriate as a basis for our opinion, and nothing has come to our attention that causes us to believe that any such proceedings are currently pending.

Opinion

Based on and subject to the foregoing, we advise you that in our opinion, the Indenture and Subsidiary Guarantee have been duly authorized by the Russian Guarantor.

We express no opinion as to any laws other than the laws of the Russian Federation (the "Relevant Laws").

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof. We assume no obligation to revise or supplement this Opinion Letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise.

Please note that this Opinion Letter has been based on the assumptions mentioned above, and we retain the right, but not the duty, to adjust partially or entirely our opinions if one or more of the assumptions and versions of the documents provided are incomplete or inaccurate to the information above.

Sincerely,

/s/ Anton Sitnikov
Anton Sitnikov
Partner, Head of Corporate/M&A

Cc: Eugenia Borzilo
     Julia Gnousina

Schedule 1

List of subsidiaries of the Company

Subsidiary Guarantors	State or Other Jurisdiction of Incorporation
General Maritime Subsidiary Corporation	Marshall Islands
General Maritime Management LLC	Marshall Islands
General Maritime (Portugal) LLC	Marshall Islands
General Maritime (Portugal) Limitada	Portugal
General Maritime Crewing Pte. Ltd.	Singapore
Limited “General Maritime Crewing” (Russia Corporation)	Russia
GMR Agamemnon LLC	Liberia
GMR Ajax LLC	Liberia
GMR Alexandra LLC	Marshall Islands
GMR Argus LLC	Marshall Islands
GMR Chartering LLC	New York
GMR Constantine LLC	Liberia
GMR Daphne LLC	Marshall Islands
GMR Defiance LLC	Liberia
GMR Elektra LLC	Marshall Islands
GMR George T LLC	Marshall Islands
GMR Gulf LLC	Marshall Islands
GMR Harriet G. LLC	Liberia
GMR Hope LLC	Marshall Islands
GMR Horn LLC	Marshall Islands
GMR Kara G LLC	Liberia
GMR Minotaur LLC	Liberia
GMR Orion LLC	Marshall Islands
GMR Phoenix LLC	Marshall Islands
GMR Princess LLC	Liberia
GMR Progress LLC	Liberia
GMR Revenge LLC	Liberia
GMR St. Nikolas LLC	Marshall Islands
GMR Spyridon LLC	Marshall Islands
GMR Strength LLC	Liberia

Arlington Tankers Ltd.	Bermuda
Vision Ltd.	Bermuda
Victory Ltd.	Bermuda
Companion Ltd.	Bermuda
Compatriot Ltd.	Bermuda
Concord Ltd.	Bermuda
Consul Ltd.	Bermuda
Concept Ltd.	Bermuda
Contest Ltd.	Bermuda
General Maritime Subsidiary II Corporation	Marshall Islands
GMR Atlas LLC	Marshall Islands
GMR Hercules LLC	Marshall Islands
GMR Maniate LLC	Marshall Islands
GMR Poseidon LLC	Marshall Islands
GMR Spartiate LLC	Marshall Islands
GMR Ulysses LLC	Marshall Islands
GMR Zeus LLC	Marshall Islands